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                                                                     EXHIBIT 4.4

                   AMENDMENT NO. 1 TO THE SECURITIES PURCHASE
   AGREEMENT AND TRANSACTION DOCUMENTS BETWEEN ADVANCED TECHNOLOGY INDUSTRIES,
    INC., AND THE GROSS FOUNDATION, INC. FOR THE PURCHASE OF THE CONVERTIBLE
       DEBENTURES, DUE AUGUST 20, 2006, AND COMMON STOCK PURCHASE WARRANTS

         This Amendment No. 1 ("AMENDMENT") is made to that certain Securities Purchase Agreement ("PURCHASE AGREEMENT") dated as of March 1, 2005 between Advanced Technology Industries, Inc. (the "COMPANY"), and The Gross Foundation, Inc. (the "Purchaser") for the purchase of the 9% Convertible Debentures, due August 20, 2006 issued to the Purchaser (the "DEBENTURES"), and the Common Stock Purchase Warrants issued to the Purchaser (the "Warrants"). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement.

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       EXERCISE PRICE OF THE WARRANTS.

         (a) Section 4(f) of the Purchase Agreement shall be amended and restated as follows:

                  "(f) Warrants. For each $100,000 in Convertible Debentures purchased by the Lender, the Company agrees to issue to the Lender pro rata on each Closing Date transferable divisible warrants (the "Warrants") for the purchase of an aggregate of the Lender's pro rata portion of 1,428,571 Shares (based on the amount loaned by the lender to all amounts loaned hereunder) at an exercise price of $.10. The Warrants will expire on the second annual anniversary of the Effective Date. The Warrants shall be in the form annexed hereto as Annex VI.

         (b) Section 4(j)(ii)(C) of the Purchase Agreement shall be amended and restated as follows:

                  "(C) the exercise price on all unexercised Warrants (unless the Adjusted Exercise Price (as defined in the Warrants) is then in effect) shall be adjusted to equal the lowest of (1) the then existing exercise price of such Warrant and (2) 143% of the Adjusted Conversion Price."

2. CONVERSION PRICE OF THE DEBENTURES. Section 4(a) and (b) of the Debentures shall be amended and restated as follows:

         (a) Subject to Section 4(b), from and after the Certificate of Incorporation Amendment Filing Date, the Holder of this Debenture is entitled, at its option, to convert at any time the principal amount of this Debenture, provided that the principal amount is at least US $10,000 (unless if at the time of such election to convert the aggregate principal amount of all Debentures registered to the Holder is less than Ten Thousand Dollars (US $10,000), then the whole amount thereof) and accrued interest, into shares of Common Stock at a conversion price (the "Conversion Price") for each share of Common Stock equal to the lesser of (a) seven cents ($.07) as such price may be adjusted as provided herein (the "Fixed Conversion Price") or (b) 75% of the Market Price on the Conversion Date (as defined below) or Pre-Conversion Date (as defined below), as the case may be, as such price may be adjusted as provided herein (the "Variable Conversion Rate"). For purposes of this Section 4, the Market Price shall be the average of the lowest ten (10) days closing bid prices (not necessarily consecutive) of the Common Stock for the thirty (30) Trading Days immediately preceding the Conversion Date, as reported by the Reporting Service, or, in the event the Common Stock is listed on a stock exchange or traded on NASDAQ, the Market Price shall be the closing prices on the exchange on such dates, as reported in the Wall Street Journal. Notwithstanding the foregoing, if


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the Holder delivers a Notice of Conversion to the Company prior to the
Certificate of Incorporation Amendment Filing Date, the principal amount set forth in such Notice of Conversion (each, a "Pre-Conversion Amount") and interest accrued thereon up to the date the Holder faxes or otherwise delivers the Notice of Conversion to the Company (the "Pre-Conversion Date"), shall, on the Certificate of Incorporation Amendment Filing Date, automatically convert (each, an "Automatic Conversion") into shares of Common Stock at a conversion price equal to the Conversion Price in effect on the Pre-Conversion Date (the "Pre-Conversion Price"), as such price may be adjusted as provided herein (but no adjustment shall be made with respect thereto pursuant to Section 4(j) of the Securities Purchase Agreement after the applicable Pre-Conversion Date) and interest shall no longer accrue on any Pre-Conversion Amount on and after the applicable Pre-Conversion Date (provided that if the Certificate of Incorporation Amendment Filing Date does not occur prior to the Maturity Date then interest on any Pre-Conversion Amount shall be calculated as if interest accrued on such amount up to the Maturity Date).

                  (b) In the event that the Conversion Price shall be less than $.07 as such price may be adjusted as provided herein (the "Redemption Trigger"), the Holder may convert the principal amount of this Debenture or send a Notice of Conversion prior to the Certificate of Incorporation Amendment Filing Date only if the Holder emails a notice to the Company, ATT:
AMK@LTDNETWORK.COM and samuelsonjim@hotmail.com, advising the Company of its intention to convert all or a specified amount of the principal amount of this Debenture ("Stated Amount") within the fourteen (14) day period (the "Redemption Period") after delivery of such notice ("Notice Date"); provided that the Holder shall not be entitled to submit a Notice of Conversion (as defined below) until after the Reply Date (as defined below). Not later than the end of the next business day following the Notice Date (the "Reply Date"), the Company shall notify the Holder by email (CG@CGMAIL.NET) and fax (718-851-3511) whether it elects to redeem the Stated Amount in cash in lieu of permitting the Holder to so convert ("Reply Notice"). In the event the Company does not timely deliver a Reply Notice, or delivers a Reply Notice but elects not to redeem the Stated Amount, it shall not be permitted to redeem the Stated Amount during the Redemption Period. In the event the Company elects to redeem the Stated Amount, then thereafter with respect to each Notice of Conversion delivered during the Redemption Period, the Company shall pay an amount in immediately available funds (each a "Redemption Amount") equal to (a) 150% of principal amount of this Debenture that is subject to conversion in such applicable Notice of Conversion, plus (b) accrued and unpaid interest with respect to such principal amount up to the Redemption Date, and shall be paid to the Holder by the close of the third
(3rd) business day following the date on which the Holder faxes or otherwise delivers such Notice of Conversion to the Company (any such date of redemption, the "Redemption Date") in accordance with Section 5; provided that the aggregate of all such principal amounts under all such Notices of Conversion delivered during the Redemption Period shall not exceed the Stated Amount. In the event the payment of the Redemption Amount is not timely made on the Redemption Date, any right of redemption contained in this Section 4(b) shall thereafter permanently terminate with respect to this Debenture, and the Company shall, with respect to any conversions submitted during the Redemption Period, cause to be issued to the Holder 105% of the number of shares of Common Stock otherwise required to be delivered to the Holder in accordance with Section 4(a) with respect to conversions of the lesser of (x) the Stated Amount and (y) and the principal amount of this Debenture requested to be converted as set forth in any Notices of Conversion. If the Holder does not deliver a Notice of Conversion during the Redemption Period it must comply with the provisions of this Section 4(b) with respect to any intended conversions following the Redemption Period. Nothing contained in this Section 4 (b) shall be deemed to obligate the Holder to submit a Notice of Conversion during the Redemption Period. Furthermore, the Holder may elect to forgo the redemption right set forth herein, and submit a Notice of Conversion with a Conversion Price above the Redemption Trigger .


         3.       CLOSING DATE.

                  Section 6(a) of the Purchase Agreement is amended to read as follows:

         "(a) The Closing Date, as to the initial $150,000 of the Purchase Price (the "Initial Closing Date") shall occur on the date which is the first Trading Day after each of the conditions contemplated by Sections 7 and 8 hereof shall have either been satisfied or been waived by the party in whose favor such


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conditions run. The Closing Date as to the remaining $150,000 of the Purchase
Price (the "Second Closing Date") (which shall be deposited with the Escrow Agent on the Initial Closing Date) shall occur on April 5, 2005."


4. EFFECT ON PURCHASE AGREEMENT. Except as expressly set forth above, all of the terms and conditions of the Purchase Agreement, the Debentures and the Warrants shall continue in full force and effect after the execution of this Amendment, and shall not be in any way changed, modified or superseded by the terms set forth herein.

                              *********************

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         Executed as of April 5, 2005 by the undersigned duly authorized representatives of the Company and Purchasers:



ADVANCED TECHNOLOGY
INDUSTRIES, INC.                            THE GROSS FOUNDATION, INC.


By: ____________________________            By: ____________________________
      Name:                                       Name:
      Title:                                      Title:




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